UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2007

SYNVISTA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16043	13-3304550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 West Grand Avenue
Montvale, New Jersey 07645
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (201) 934-5000

Alteon Inc.
___________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 25, 2007, Synvista Therapeutics, Inc., a Delaware corporation (the “Company”), closed a previously announced private placement of shares of its Series B Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”) (the “Financing”). At the closing of the Financing, the Company issued 10,000,000 shares of its Series B Preferred Stock to the buyers (the “Buyers”) that are listed in the signature page of the Series B Preferred Stock and Warrant Purchase Agreement (the “Agreement”), a copy of which has been previously filed with the Securities and Exchange Commission (the “Commission”). In connection with the closing of the Financing, the Company also issued to the Buyers warrants to purchase 2,500,000 shares of Series B Preferred Stock, which warrants are exercisable for a period of five years commencing on July 25, 2007 at an exercise price of $2.50 per share (the “Warrants”).

As described in the Company’s definitive proxy statement filed with the Commission on June 22, 2007, the Series B Preferred Stock contains rights and preferences that are superior to those of the Company’s common stock, including cumulative dividends at an annual rate of 8% of the original issue price of the Series B Preferred Stock for a period of 5 years from the date of issuance, a liquidation preference, weighted-average anti-dilution protection, and other rights. At any time when any shares of Series B Preferred Stock remain outstanding, the Company may not, without the consent of the holders of a majority of the shares held by holders of at least $4,000,000 (measured as of the original issue date) worth of Series B Preferred Stock: (i) incur debt in excess of $2,000,000, (ii) authorize securities at a price per share less than the price per share that the Series B Preferred Stock has been sold under the Purchase Agreement, (iii) increase the authorized capital of the Company, (iv) create any new classes or series of stock with rights senior to the common stock, (v) issue any shares of the Company’s Series A Preferred Stock, other than in accordance with the Company’s shareholder rights plan, (vi) amend any provision of the Company’s Certificate of Incorporation or Bylaws that changes the rights of the Series B Preferred Stock, (vii) pay or declare any dividend on any capital stock of the Company, (viii) purchase or redeem any securities, (ix) issue any securities to employees other than pursuant to the Plan, or increase the number of shares of common stock reserved for issuance under the Plan, (x) liquidate, dissolve or wind-up, (xi) merge with another entity, (xii) sell or dispose of any assets of the Company, including the sale or license of its intellectual property, (xiii) change the number of directors, (xiv) amend any portion of the Company’s Certificate of Incorporation or Bylaws, (xv) materially change the nature of the Company’s business, (xvi) intentionally take any action that may result in the Company’s stock no longer being approved for quotation on the AMEX or NASDAQ, or that would cause the common stock of the Company to no longer be registered pursuant to Section 12 of the Securities Exchange Act of 1934, or (xvii) amend any material agreement that has been filed with the Securities and Exchange Commission.

The Company has also entered into a Registration Rights Agreement with the Buyers. Under the terms of the Registration Rights Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission for the resale of the shares of common stock issuable upon conversion of the shares of Series B Preferred Stock issued in the Financing, as well as upon conversion of the shares of Series B Preferred Stock underlying the Warrants sold in the Financing. Failure to file the registration statement in a timely manner would result in payment by the Company to each investor of liquidated damages, subject to limitations set forth in the Registration Rights Agreement. These liquidated damages will also be payable in the event that the resale registration statement has not been declared effective within certain time periods or if sales cannot be made pursuant to the registration statement following its effectiveness, each as described in the Registration Rights Agreement.

The preceding descriptions of the Financing and the agreements related thereto do not purport to be complete and are qualified in their entirety by reference to the agreements, copies of which are attached as Exhibits to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2007 (file number 001-16043) and incorporated herein by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The disclosure provided above under Item 1.01 is incorporated herein by reference. The securities issued to the Buyers described under Item 1.01 were issued without registration with the Securities and Exchange Commission in reliance on the exemption from such registration provided under Section 4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNVISTA THERAPEUTICS, INC.

Dated: July 31, 2007	/s/ Noah Berkowitz, M.D., Ph.D.
Noah Berkowitz, M.D., Ph.D.
President and Chief Executive Officer